Filed Pursuant to Rule 424(b)(5)                      Registration No. 333-58616

                              PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED September 18, 2001)

                          WAVERIDER COMMUNICATIONS INC.

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         Hyperion Partners Corp., a registered broker-dealer, has been engaged by us on a non-exclusive agency best efforts basis to place up to 14 million of our shares of common stock which are registered pursuant to a Registration Statement of which this supplement is a part. We will pay them a 3.5% commission based on the total amount of our common stock that they place.

         Our common stock is quoted on the Nasdaq National Market under the symbol "WAVC". On February 28, 2002, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $.16 per share. On February 28, 2002 and before the issuance of the shares pursuant to this prospectus supplement, we had 79,847,367 shares of common stock outstanding.

         You should rely on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is March 1, 2002.